EXHIBIT 99.1

CASMED Announces Fourth Quarter and Full-Year 2012 Financial Results

2012 Domestic FORE-SIGHT® Sales Increase 43%

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., March 7, 2013 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three and 12 months ended December 31, 2012. Net sales were $6.0 million for the fourth quarter and $22.7 million for the year, compared with $5.3 million and $22.5 million in comparable prior-year periods, respectively. The net loss applicable to common stockholders was ($0.18) per basic and diluted share in the fourth quarter and ($0.63) per basic and diluted share for the year.

Highlights of the fourth quarter of 2012 and recent weeks include (all comparisons are with the fourth quarter of 2011):

  Net sales increased 12%.
  FORE-SIGHT sales increased 31% led by a 36% increase in FORE-SIGHT disposable sensor sales.
  The installed base of FORE-SIGHT units reached 741 as of December 31, 2012, up 35% with 45 units added during the fourth quarter.
  Sales of the Company's traditional monitoring products were $3.8 million, up 4%.
  The Company ended the year with cash and short-term investments of $10.5 million.
  CASMED filed 510(k) applications with the U.S. Food and Drug Administration for its next-generation FORE-SIGHT product in the fourth quarter, and for its new vital signs monitor and non-invasive blood pressure technology early in the first quarter of 2013.

Full-year 2012 highlights include (all comparisons are with full-year 2011):

  Net sales increased 1%.
  FORE-SIGHT sales were up 23% led by a 43% increase in domestic FORE-SIGHT sales.
  FORE-SIGHT disposable sensor sales were up 37% led by a 46% increase in domestic sensor sales.
  The Company continued to penetrate key academic centers in the U.S with FORE-SIGHT and now counts eight of the top 25 adult cardiac surgery centers as customers, and five of the top 10 pediatric cardiac hospitals.
  CASMED spent more than 17% of net sales on R&D in 2012, principally for the development of its next-generation FORE-SIGHT product, a new non-invasive blood pressure technology and an updated vital signs monitor. Each of those products is expected to be launched early in the second half of 2013.
  The number of scientific publications regarding the use of FORE-SIGHT oximetry exceeded 200 early in 2012, with dozens of abstracts, posters and papers published throughout the year. A few of the key studies showed:
  New data using FORE-SIGHT cerebral oximetry, with its unique ability as a spot-check monitor, in the treatment of heart failure patients;
  High correlations of cognitive harm from cerebral desaturation events during thoracic surgery;
  The groundbreaking discovery of significant desaturation events in post- surgical ICU patients due to the ability of FORE-SIGHT to provide absolute values;
  The utility of FORE-SIGHT's new algorithm with the ability to monitor the gut of newborns without the typical interference from meconium.

Management Commentary

"We are pleased with the progress we made in 2012 toward returning our Company to growth, which we achieved with a 9% gain in net sales in the second half of the year, while remaking our product offering to provide leading-edge and cost-effective monitoring solutions," commented Thomas M. Patton, President and Chief Executive Officer of CASMED. "We exceeded our goal of delivering 40% domestic FORE-SIGHT sensor sales growth in 2012 while we continued to upgrade our distribution, penetrate key hospital institutions and build upon the body of clinical evidence in support of FORE-SIGHT.

"Dangerous oxygen desaturation in cerebral tissue is an unrecognized yet common occurrence during and after surgical procedures," continued Mr. Patton, "and our FORE-SIGHT oximeter provides unparalleled accuracy to guide clinicians in their care of patients. As awareness of these benefits grows, we look forward to the opportunity to increase market share and to expand the market for cerebral oximetry. Also, with new products in each of our major product lines expected to be released early in the second half of the year, we continue to build our foundation for future growth."

Mr. Patton added, "We expect FORE-SIGHT sales increases for 2013 to exceed our 23% gain for 2012. We plan to provide more specific sales guidance for the year in early May, when we report our first quarter financial results, as we should have more information on the timing of the launch of our new products at that time."

Financial Results

For the fourth quarter of 2012, the Company reported net sales of $6.0 million, an increase of $0.7 million, or 12%, from the $5.3 million reported for the fourth quarter of 2011. FORE-SIGHT oximetry sales were $2.2 million, an increase of $0.5 million, or 31%, over the fourth quarter of 2011.  FORE-SIGHT disposable sensor sales increased $0.5 million, or 36%, to $1.8 million over the prior year period. All other sales were 3.8 million, an increase of $0.1 million, or 4%, over the fourth quarter of 2011.

The Company recorded a net loss applicable to common stockholders for the fourth quarter of 2012 of $2.4 million, or ($0.18) per basic and diluted common share, compared with ($0.15) per basic and diluted common share for the fourth quarter of 2011.

Net sales for 2012 were $22.7 million compared with $22.5 million for 2011, a gain of $0.2 million, or 1%. FORE-SIGHT oximetry sales were $7.8 million, an increase of $1.4 million, or 23%, over 2011. FORE-SIGHT disposable sensor sales increased $1.8 million, or 37%, to $6.6 million over 2011. All other sales decreased $1.2 million, or 8%, to $14.9 million for 2012, principally due to lower sales of vital signs monitors.

The Company reported a net loss applicable to common shareholders for 2012 of $8.4 million, or ($0.63) per basic and diluted common share, compared with ($0.51) for 2011. The 2011 results contained income from discontinued operations of $0.2 million or $0.02 per basic and diluted common share.

Cash, cash equivalents and short-term investments were $10.5 million as of December 31, 2012, compared with $13.9 million as of December 31, 2011. During 2012, the Company consummated a $3.5 million term loan with East West Bank.

Conference Call Information

CASMED will host a conference call today at 10:00 a.m. ET to discuss fourth quarter and full-year 2012 results.

Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website: www.casmed.com.

A telephone replay will be available from 1:00 p.m. ET on March 7, 2013, through 11:59 p.m. ET on March 13, 2013. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international): 16912969
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2011, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF INCOME
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Net sales	$ 5,951,133	$ 5,304,432	$ 22,669,065	$ 22,450,567

Cost of sales	3,579,691	3,202,212	13,565,148	13,892,572
Gross profit	2,371,442	2,102,220	9,103,917	8,557,995

Operating expenses:
Research and development	1,273,874	1,011,373	4,019,896	3,525,078
Selling, general and administrative	3,392,574	2,801,371	12,528,686	11,509,670
Total operating expenses	4,666,448	3,812,744	16,548,582	15,034,748

Operating loss	(2,295,006)	(1,710,524)	(7,444,665)	(6,476,753)

Interest expense	67,000	--	113,941	--
Other Income	(2,982)	(12,987)	(39,129)	(26,738)

Loss from continuing operations before income taxes	(2,359,024)	(1,697,537)	(7,519,477)	(6,450,015)

Income tax benefit	(211,159)	(5,374)	(211,159)	(124,763)
Loss from continuing operations	(2,147,865)	(1,692,163)	(7,308,318)	(6,325,252)
Income from discontinued operations	--	10,433	--	242,188
Net loss	(2,147,865)	(1,681,730)	(7,308,318)	(6,083,064)

Preferred stock dividend accretion	288,159	268,840	1,123,239	631,143
Net loss applicable to common stockholders	$ (2,436,024)	$ (1,950,570)	$ (8,431,557)	$ (6,714,207)

Per share basic and diluted income (loss) applicable to common stockholders:
Continuing operations	$ (0.18)	$ (0.15)	$ (0.63)	$ (0.53)
Discontinued operations	$ --	$ --	$ --	$ 0.02
Net loss	$ (0.18)	$ (0.15)	$ (0.63)	$ (0.51)

Weighted average number of common shares outstanding:
Basic and diluted	13,353,124	13,174,680	13,286,553	13,104,245

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	December 31, 2012	December 31, 2011

Cash and cash equivalents	$ 9,245,094	$ 11,387,300
Short-term investments	1,250,794	2,490,587
Accounts receivable	2,197,513	2,535,331
Inventories	3,543,325	3,276,568
Other current assets	612,082	299,620
Total current assets	16,848,808	19,989,406

Property and equipment	9,158,677	7,712,998
Less accumulated depreciation	(6,443,303)	(5,583,358)
	2,715,374	2,129,640

Intangible and other assets, net	830,245	704,648
Total assets	$ 20,394,427	$ 22,823,694

Accounts payable	$ 1,906,327	$ 1,340,488
Accrued expenses	1,625,923	1,443,367
Current portion of long-term debt	697,834	--
Total current liabilities	4,230,084	2,783,855

Income taxes payable	--	211,159
Deferred gain on sale and leaseback of property	630,152	764,789
Long-term debt, less current portion	2,685,560	--
Total liabilities	7,545,796	3,759,803

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	55,069	54,805
Additional paid-in capital	12,023,721	10,930,927
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(13,066,319)	(5,758,001)
Total stockholders' equity	12,848,631	19,063,891

Total liabilities & stockholders' equity	$ 20,394,427	$ 22,823,694
CONTACT: Company Contact
         CAS Medical Systems, Inc.
         Jeffery A. Baird
         Chief Financial Officer
         203-315-6303
         ir@casmed.com

         Investors
         LHA
         Kim Sutton Golodetz (kgolodetz@lhai.com)
         (212) 838-3777
         Bruce Voss (bvoss@lhai.com)
         (310) 691-7100
         @LHA_IR_PR